EXHIBIT 99.1

Snyder’s-Lance Announces Rick Puckett to Retire as
Executive Vice President and Chief Financial Officer

CHARLOTTE, NC, May 26, 2016 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) announced today that Rick Puckett, Executive Vice President and Chief Financial Officer, will retire as CFO on December 31, 2016. The Company has initiated a national search to identify a successor and will consider both internal and external candidates. Mr. Puckett will continue to serve as CFO until a candidate is selected and transitioned into the Company.

Mr. Puckett’s leadership has been very important to the Company’s significant growth and success during the past ten years, including the merger of Snyder’s of Hanover, Inc. and Lance, Inc. in 2010, the acquisition of Snack Factory, LLC in 2012, and more recently the acquisition of Diamond Foods, Inc. in February 2016. During Mr. Puckett’s tenure as CFO, the Company’s growth and strategic acquisitions have transformed Snyder’s-Lance into a leader in the snack food industry with a portfolio of strong brands across the key snack food categories.

Carl E. Lee, Jr., Snyder’s-Lance’s President and Chief Executive Officer, commented, “Rick is a talented strategic business partner. After completing the divestiture of our private label business in 2014, and the acquisition of Diamond Foods earlier this year, Rick feels it is the appropriate time to move on to the next phase of his life. I appreciate Rick’s commitment to Snyder’s-Lance, and in particular his willingness to remain at the Company to help finalize our Diamond Foods integration plans and to ensure a seamless transition with the next CFO. I want to thank Rick for the significant impact he has had on our organization.”

Mr. Puckett said, “It has been my pleasure serving the shareholders and associates of Snyder’s-Lance over the last ten years. I am pleased with the growth and results that we have achieved together. The future is very bright for the Company and we are well-positioned to take advantage of the opportunities that lie ahead. The acquisition and integration of Diamond Foods is on a successful path, and I am confident that the plans underway will drive the expected results and deliver shareholder value. I am truly appreciative of the relationships, both inside the Company and with our business partners, that I’ve been fortunate enough to develop and experience during my time with the Company. I look forward to making sure this transition is smooth and successful.”

Mr. Puckett was named Executive Vice President and Chief Financial Officer of Snyder’s-Lance in 2010 following the merger of Snyder’s of Hanover and Lance. Previously, Mr. Puckett served as Executive Vice President and Chief Financial Officer of Lance from 2006 to 2010. Prior to joining Lance, Mr. Puckett was Executive Vice President and Chief Financial Officer of United Natural Foods, Inc. from 2003 to 2006. A member of the Board of Directors of SPX Corporation and WhiteHorse Finance, Inc. Mr. Puckett, 62, is also a committed leader within the Charlotte community.

He currently serves on the Board of Trustees of the Blumenthal Performing Arts, the Board of Advisors for Wake Forest University Charlotte, and he also volunteers his time to support Susan G. Komen of Charlotte.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder's-Lance's products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, popcorn, nuts and other snacks. Products are sold under the Snyder's of Hanover®, Lance®, Kettle Brand®, KETTLE® Chips, Cape Cod®, Snack Factory® Pretzel Crisps®, Pop Secret®, Emerald®, Diamond of California®, Late July®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart Snacks™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. For more information, visit the Company's corporate web site: www.snyderslance.com. LNCE-E
Investor Contact
Kevin Powers, Senior Director, Investor Relations
Kpowers@snyderslance.com
(704) 557-8279